October 31, 2016
Alexander C. Frank
c/o Fifth Street
777 West Putnam Avenue, 3rd Floor
Greenwich, CT 06830

Dear Alex:

We are pleased to confirm certain matters relating to your continued employment with FSC CT, Inc., including an amendment to your employment letter agreement with Fifth Street Management LLC dated October 29, 2014 (including all attachments thereto, your “employment agreement”) providing you severance protection in the event of certain qualifying termination events. These changes are confirmed and effective as of the date first set forth above.
1. Severance. After the end of the first paragraph under Section 3 of your employment agreement, the following is hereby added:
“If, during the period beginning on the date hereof and ending on the 60th day after a Change in Control (as defined below), your employment is terminated without “Cause” (as defined in Annex B) or you resign for “Good Reason” (as defined in Annex B), in addition to any unpaid or unreimbursed amounts owed to you as described above, you shall be entitled to:
(i)     a severance payment equal to $1 million (the “Severance Payment”), payable to you over the 12-month period after your termination in accordance with your employer’s regular payroll practices; and
(ii)     a monthly payment of an amount equal to the employer portion of the monthly premiums for continuation coverage under your employer’s group health plans (in which you and your applicable covered dependents participated immediately prior to your employment termination) for the period beginning on your employment termination date and ending on the earlier of (x) the date that is twelve (12) months following your employment termination date and (y) the date you become eligible for group health insurance coverage through a new employer (the “COBRA Payments”) (subject to your timely completion and submission of the necessary election forms, and further subject to your co-payment of the monthly premiums (if any) at the applicable active employees’ rate); provided that such continuation coverage does not violate federal non-discrimination laws or rules applicable to such group health insurance plan(s) in a manner that adversely affects your employer or any of its affiliates, as determined by your employer in its sole discretion;
Notwithstanding anything herein to the contrary, the Company’s (or any of its affiliates’) obligations to pay you the Severance Payments or the COBRA Payments shall be conditioned upon: (i) your continued compliance with your obligations under the Non-Competition, Non-Solicitation and Non-Disclosure Agreement dated October 29, 2014 between you and FSC CT, Inc. (the “Restrictive Covenant Agreement”); and (ii) your execution, delivery and non-revocation of a valid and enforceable release of claims in favor of the Company and its affiliates (that is substantially in the form attached hereto as Exhibit B (the “Release”),

777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

except that the first sentence of such Release shall be modified to refer to the severance payments and benefits under this section 3), which Release, within 60 days after your termination date, has become effective and is no longer subject to revocation under applicable law. Subject to the foregoing and the provisions set forth herein, the Severance Payments and COBRA Payments will commence to be paid to you on the 61st day following your employment termination date, and shall include any Severance Payments and COBRA Payments that were otherwise scheduled to be paid prior thereto.
Notwithstanding anything to the contrary, you acknowledge and agree that the value of the Severance Payments and COBRA Payments provided to you hereunder shall be applied and taken into account for the purpose of determining whether the Company or any affiliate thereof has satisfied the payment conditions set forth under the first proviso of Section 2(a) of the Restrictive Covenant Agreement with respect to base salary and average bonus payment amounts, for the entire Non-Competition Period (as such term is defined in the Restrictive Covenant Agreement).
For purposes of this section 3, “Change in Control” means the occurrence of (i) any transaction or series of transactions as a result of which Leonard Tannenbaum and his affiliates fail to collectively have at least 50.0% of the voting power of the then outstanding voting securities of FSAM entitled to vote generally in the election of directors, or (ii) the sale or other disposition of all or substantially all of the assets of FSAM and its subsidiaries, taken as a whole; provided, however, that, solely to the extent necessary to comply with, or avoid adverse tax consequences under, Section 409A of the Internal Revenue Code, none of the foregoing events shall be deemed to be a “Change in Control” unless such event constitutes a “change in control event” within the meaning of Section 409A of the Internal Revenue Code.”
2.    Definition of Good Reason. A fifth prong is hereby added to the definition of “Good Reason” contained on Annex B of your employment agreement as follows: “(v) the consummation of a Change in Control (as defined in section 3 of this letter agreement).”

3.    Amended and Restated Deferred Bonus and Retention Plan. For the sake of clarity, (A) the term “Plan” (as defined in Section 1 of your employment agreement) means the Fifth Street Asset Management Inc. Amended and Restated Deferred Bonus and Retention Plan, and (B) consistent with the terms of such “Plan” and your employment agreement, in the event that your employer terminates your employment without Cause (as defined in Annex B of your employment agreement) or due to your Disability (as defined in such “Plan”), or in the event that your employment is terminated as a result of your death, then, subject to your (or, in the case of your death, your estate’s) execution of a release of claims in substantially the form of the release attached as Exhibit B to your employment agreement, and further subject to, within 60 days of such termination, such release becoming effective and no longer being subject to revocation under applicable law, you shall receive, on the 61st day after such termination, any unpaid Annual Bonus (as defined in such “Plan”) payments that have not been forfeited.

In addition, following your Deferred Bonus Vesting Date (as defined below), if your employment is terminated by you for any reason, and subject to your execution of a release of claims in substantially the form of the release attached as Exhibit B to your employment agreement, and further subject to, within 60 days of such termination, such release becoming effective and no longer being subject to revocation under applicable law, you shall receive any unpaid Annual Bonus payments on the 61st day after such termination.  Deferred Bonus Vesting Date means the date that is the later of (a) your 50th birthday, and (b) the date on which you have been employed by FSC CT, Inc. (including any predecessors, affiliates and subsidiaries) for at least ten (10) consecutive years.

4.    No Other Changes. Except as otherwise expressly set forth herein, all other terms and conditions of your employment agreement shall remain in full force and effect. Your employment agreement

777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

and this letter amendment shall be governed by the laws of the State of Connecticut, excluding its conflicts of laws principles.

777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

If these changes are agreeable, please confirm your agreement by executing below and returning to me a signed copy of this letter amendment.
Sincerely,
FIFTH STREET MANAGEMENT LLC
a Delaware limited liability company

By /s/    Leonard M. Tannenbaum
Leonard M. Tannenbaum, CEO

Acknowledged and Agreed this 7th day of November, 2016

By /s/    Alexander C. Frank
Alexander C. Frank

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777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com